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                                                                    Exhibit 99.2


BIOTRANSPLANT COMPLETES $19.0 MILLION PRIVATE PLACEMENT

CHARLESTOWN, Mass., June 11/PRNewswire/ -- BioTransplant Incorporated (Nasdaq:
BTRN - news) today announced the completion of a $19.0 million private placement of approximately 3,022,457 shares of newly issued common stock, at a purchase price of $6.30 per share, to selected institutional and accredited investors. The Company intends to use the aggregate net proceeds from the private placement of approximately $17.9 million, to advance the Company's immune modulation therapy programs encompassing the clinical development of its AlloMune(TM) family of product candidates, the expansion of development and commercialization of its Eligix Cell Separation System and to provide it with working capital for other general corporate purposes.

The shares of common stock to be sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from registration requirements. The Company expects to promptly file a resale registration statement on Form S-3 for purposes of registering the resale of the shares of common stock.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the common stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.